Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

DATED AS OF JULY 28, 2022

To Indenture Regarding Subordinated Securities, dated as of May 24, 1996, as amended by the First Supplemental Indenture, dated as of December 23, 2003, the Second Supplemental Indenture, dated as of September 24, 2004, and the Third Supplemental Indenture, dated as of May 4, 2009 by and between

TRUIST FINANCIAL CORPORATION

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

FOURTH SUPPLEMENTAL INDENTURE

This FOURTH SUPPLEMENTAL INDENTURE, dated as of July 28, 2022, (the “Fourth Supplemental Indenture”), is made and entered into by and between Truist Financial Corporation, a North Carolina corporation formerly known as BB&T Corporation and Southern National Corporation (“TFC”), and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association, a national banking association and successor to the corporate trust business of State Street Bank and Trust Company), as trustee (the “Trustee”) under the Indenture Regarding Subordinated Securities, dated as of May 24, 1996, as amended by the First Supplemental Indenture, dated as of December 23, 2003, the Second Supplemental Indenture, dated as of September 24, 2004, and the Third Supplemental Indenture, dated as of May 4, 2009, by and between TFC and the Trustee (the “Indenture”).

Recitals

WHEREAS, TFC and the Trustee are parties to the Indenture which provides, pursuant to Section 2.01 and subject to compliance with other terms of the Indenture, for the issuance of an unlimited amount of Securities;

WHEREAS, TFC desires to issue and sell, from time to time, medium-term notes pursuant to the Indenture (the “Medium-Term Notes”), which Medium-Term Notes shall represent one or more series of Securities under the Indenture (such series being referred to herein as the “Medium-Term Notes Series”);

WHEREAS, TFC desires to make certain modifications to the Indenture in accordance with the terms of the Indenture, among other reasons, in order to facilitate the issuance of the Medium-Term Notes;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that TFC and the Trustee may amend the Indenture without the consent of the holders of any Securities to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture that shall not adversely affect the interests of the holders of Outstanding Securities of any series or any related coupons;

WHEREAS, TFC desires to change or eliminate certain provisions of the Indenture with respect to all series of Securities, including without limitation the Medium-Term Notes Series, issued on or after the date hereof as further described herein;

WHEREAS, any change to or elimination of any provision of the Indenture pursuant to this Fourth Supplemental Indenture shall not apply to any Security Outstanding prior to the execution of this Fourth Supplemental Indenture, and each Security Outstanding prior to the execution of this Fourth Supplemental Indenture shall continue to be entitled to the benefit of the provisions under the Indenture existing prior to the execution of this Fourth Supplemental Indenture;

WHEREAS, each of TFC’s Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, any Senior Executive Vice President, Executive Vice President and any other person designated by any of them in writing (each, an “Authorized Officer”) is duly authorized, acting singly, to act in the name of and on behalf of TFC with respect to this Fourth Supplemental Indenture;

WHEREAS, an Authorized Officer so acting has determined that the actions and other matters set forth in this Fourth Supplemental Indenture do not adversely affect the interests of the holders of Outstanding Securities, has approved the actions and other matters set forth in this Fourth Supplemental Indenture, and has duly executed and delivered this Fourth Supplemental Indenture; and

WHEREAS, TFC and the Trustee are executing and delivering this Fourth Supplemental Indenture in order to effectuate the foregoing modifications and provisions.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is mutually agreed, for the benefit of each other and for the equal and ratable benefit of all holders of Securities affected or to be affected hereby:

Ratification

This Fourth Supplemental Indenture constitutes an integral part of, is supplemental to, and is entered into in accordance with Sections 2.01 and 9.01 of the Indenture and, except as modified, amended and supplemented by this Fourth Supplemental Indenture, the provisions of the Indenture are ratified and confirmed in all respects and shall remain in full force and effect. The Indenture, as amended by this Fourth Supplemental Indenture, is in all respects acknowledged, ratified and confirmed. All provisions of this Fourth Supplemental Indenture shall be deemed to be incorporated in, and made a part of the Indenture, and the Indenture, as supplemented and amended by this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Amendments to Indenture

1. Amendments to Section 1.01. Section 1.01 (definitions) of the Indenture is hereby amended by (i) inserting “, or shall have the meaning otherwise specified in the Securities of such series” after the phrase “designated in Section 5.01” at the end of the definition of “Event of Default,” and (ii) deleting “(other than the appointment of a conservator with respect to any Constituent Bank insured by the Federal Deposit Insurance Corporation or any successor agency)” from the definition of “Acceleration Event.”

Except as provided in this Section 1 of the Fourth Supplemental Indenture, all other definitions set forth in Section 1.01 of the Indenture shall remain in full force and effect and are not affected by this Fourth Supplemental Indenture.

2. Amendments to Section 5.01. The first paragraph of Section 5.01 of the Indenture is hereby amended by:

(i)	inserting “or any other event provided with respect to such series of Securities” after the phrase “each of the following events”;

(ii)	inserting “and continuance of such default for a period of 30 days” after the phrase “by declaration or otherwise,” in clause (b); and

(iii)	deleting existing clauses (g) and (h) in their entirety and replacing them with the following:

“(g) a court or governmental authority having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for all or substantially all of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(h) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or for all or substantially all of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.”

3. Amendments to Section 5.02(a). Section 5.02(a) of the Indenture is hereby amended by inserting “and such default shall have continued for a period of 30 days,” after the phrase “by declaration or otherwise,”.

4. Amendments to Section 10.01. The first paragraph of Section 10.01 of the Indenture is hereby amended by deleting the words up to and including the colon in their entirety and replacing them with the following: “The Company shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, other than a sale or conveyance or transfer of all or substantially all of its assets to one or more Subsidiaries, unless:”.

General

1. Definitions. All capitalized terms used in this Fourth Supplemental Indenture that are defined in the Indenture have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this Fourth Supplemental Indenture or the context clearly requires otherwise.

2. Trustee Makes No Representations. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals and statements herein are deemed to be those of TFC and not of the Trustee.

3. Effectiveness. This Fourth Supplemental Indenture is effective as of July 28, 2022.

4. Provisions Binding on Successors. All the covenants, stipulations, promises and agreements contained in this Fourth Supplemental Indenture by TFC shall bind its successors and assigns whether so expressed or not.

5. GOVERNING LAW. THIS FOURTH SUPPLEMENTAL INDENTURE AND EACH SECURITY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Trust Indenture Act to Control. If and to the extent that any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision hereof or with the Indenture which is required to be included in this Fourth Supplemental Indenture or in the Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

7. Effect of Headings. The titles and headings of the articles and sections of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions of this Fourth Supplemental Indenture.

8. Execution in Counterparts. This Fourth Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Fourth Supplemental Indenture or in any other certificate, agreement or document related to this Fourth Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures

(including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

TRUIST FINANCIAL CORPORATION

		By:	/s/ Fadie Itayem
Name: Fadie Itayem
Title: Executive Vice President and Treasurer

Attest:

By:	/s/ Ellen M. Fitzsimmons
Name: Ellen M. Fitzsimmons
Title: Senior Executive Vice President, Chief Legal Officer and Head of Public Affairs, and Corporate Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

		By:	/s/ Michelle Lee
Name: Michelle Lee
Title: Vice President

Attest:

By:	/s/ K. Wendy Kumar
Name: K. Wendy Kumar
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]